EXHIBIT 99.1
Fentura Financial, Inc.
P.O. Box 725
Fenton, MI 48430-0725

Contact:	Donald L. Grill
President and CEO
Fentura Financial, Inc.
(810) 714-3902

May 29, 2007
For Immediate Release
Forrest A. Shook, Chairman of Fentura Financial, Inc. recently announced the appointment of Douglas W. Rotman and Sheryl E. Stephens to the Board of Directors. Mr. Rotman currently serves on the Board of Directors of Fentura subsidiary West Michigan Community Bank and Ms. Stephens currently serves on the Board of Directors of Fentura subsidiary Davison State Bank
Mr. Rotman is a CPA, partner and Vice President at the accounting firm of Ferris, Busscher & Zwiers, P.C. located in Holland, Michigan. Mr. Rotman, a lifetime resident of the Holland/Zeeland area, attended Calvin College obtaining a BS in Accounting in 1987. He has many professional affiliations including a membership in the Michigan Association of Certified Public Accountants. He is active in various civic and community organizations in the Holland and Zeeland area.
Ms. Stephens is a Financial Consultant and President of the Stephens Wealth Management Group, Inc. located in Flint, Michigan. The firm is a full service financial planning and investment advisory firm offering securities through Raymond James Financial Services, Inc. Ms. Stephens is a Registered Investment Advisor and a graduate of the University of Michigan-Flint. She has received many awards during her career including having been named one of the “Top 100 Women Financial Advisors” by Barron’s in 2006. Ms. Stephens is active in the community and she currently serves as the Vice-Chairman for the Community Foundation of Greater Flint.
Fentura Financial, Inc. is a bank holding company headquartered in Fenton, Michigan. Subsidiary banks include The State Bank headquartered in Fenton with offices serving Fenton, Linden, Holly, Grand Blanc, and Brighton; Davison State Bank headquartered in Davison, Michigan with offices serving Davison; and West Michigan Community Bank headquartered in Hudsonville, Michigan with offices serving Hudsonville, Holland, Jenison, and Grandville. Fentura Financial, Inc. shares are traded over the counter under the FETM trading symbol.